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                                                                    EXHIBIT 10.7

                         PROPANE/PROPYLENE AGREEMENT


        This Agreement, dated this 16th day of September, 1985, is made by and between CLARK OIL & REFINING CORPORATION, a Wisconsin corporation ("Vendor"), and B.T.L. of Illinois, INC., a corporation formed under the laws of the State of Illinois ("Purchaser").

        In order to induce the parties hereto to enter into the Asset Purchase Agreement (as herein defined), and as additional consideration therefor, the parties hereto agree as follows:

        1.  Definitions

        1.1 Propane/Propylene. "Propane/Propylene" shall mean the product used as a feedstock in Purchaser's cumene unit on Purchaser's property.

        1.2 Vendor's Property. "Vendor's Property" shall mean the refinery located generally in Blue Island, Illinois.

        1.3 Purchaser's Property "Purchaser's Property" shall mean the chemical plant purchased by Purchaser from Vendor, located generally in Blue Island, Illinois.

        1.4 Point of Delivery. "Point of Delivery" shall mean that point at which Vendor shall deliver Propane/Propylene to Purchaser, which shall be at the boundary of Purchaser's Property, or at such other point as may be subsequently agreed upon in writing by the parties.

        1.5 Force Majeure. "Force Majeure" shall mean any act of God or the elements, accident, casualty, labor disturbances, unavailability or delays in delivery of any product, labor, fuel, service or materials, failure or breakdown of Vendor's Facilities or Purchaser's Facilities, or any other event or condition beyond the reasonable control of Vendor or Purchaser.

        1.6 Asset Purchase Agreement. "Asset Purchase Agreement" shall mean the agreement by and among Clark Chemical Corp., Vendor and Purchaser dated July 3, 1985, as amended.

        2.  Sale, Delivery and Purchase of Propane/Propylene

        2.1 Quantities. For the full term of this Agreement (as defined in Paragraph 3 hereof), Vendor shall sell and deliver to Purchaser and Purchaser shall buy from Vendor, Propane/Propylene to be used as a feedstock in Purchaser's cumene unit on Purchaser's Property.

        2.2 Deliveries. Vendor shall offer to sell to Purchaser such quantities of Propane/Propylene as are needed as a feedstock for Purchaser's existing cumene unit on Purchaser's Property.
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Said Propane/Propylene shall be measured with a positive displacement meter to be installed on Vendor's Property.

        3.  Term.  The term of this Agreement shall commence on the Closing
Date of the Asset Purchase Agreement and shall continue for a minimum period of twenty (20) years ("Term"). Notwithstanding anything in the preceding sentence to the contrary, at any time after the First two years of the Term, (a) Vendor shall have the right to terminate this Agreement upon thirty (30) days prior written notice if it sells all, or substantially all, of Vendor's Property or permanently discontinues the operation thereof, and (b) Purchaser shall have the right to terminate this Agreement upon thirty (30) days prior written notice if it sells all or substantially all, of Purchaser's Property or permanently discontinues the operation thereof.

        4.  Price and Payment.

        4.1 Price. During the Term the price to be charged by Vendor to Purchaser per gallon of Propane/Propylene delivered shall be equal to the sum of the values of each of the components, Propane and Propylene, and shall be calculated according to the concentration of each of the components in the delivered stream. Each week Vendor shall sample the Propane/Propylene delivered to Purchaser. Vendor shall analyze each sample with a laboratory chromatograph to determine the Propane and Propylene content thereof. The Propane content of each sample shall be multiplied by the metered volume for the period sampled to determine the price to be charged by Vendor to Purchaser as hereinabove set forth. The Propylene content and price shall be determined in a like manner.

        The price for both the Propylene and Propane shall be individually quoted by Vendor no later than the first day of the month preceding the month of delivery. The price quote by Vendor for Propane shall be equal to the price Vendor is willing to pay to Purchaser for any Propane repurchased by Vendor from Purchaser. Purchaser shall have until the fifteenth day of the month preceding the month of delivery to accept the price and nominate the quantity of Propane/Propylene that it will purchase at the quoted price. It is the intent of Vendor that the price quoted to Purchaser for all Propane/Propylene to be sold and delivered under this Agreement shall be at the alternative alkylation value thereof to Vendor. Failure on the part of Purchaser to accept an offer from Vendor during any month shall not terminate this Agreement.

        4.2 Payment. Vendor shall invoice Purchaser on or before the 10th day of each month for all Propane/Propylene sold and delivered to Purchaser during the preceding calendar month. Purchaser shall pay said invoices on or before the 15th day of



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the month in which they are rendered.  Invoices that are not paid on or before the due date shall bear interest at the rate of 1 1/2% per month. With each invoice, Vendor shall furnish to Purchaser, a written statement showing the actual volume and content of the Propane/Propylene delivered to Purchaser during the preceding calendar month.

        5.   Passage of Title and Measurement.

        5.1 Title. Title and risk of loss to Propane/Propylene shall pass to Purchaser at the time of delivery and at the Point of Delivery.

        5.2 Measuring Devices. Vendor shall maintain, repair and replace the laboratory chromatograph and the positive displacement meters by performing such routine checks and inspections as are deemed advisable in conformance with standard industry practices. Vendor shall notify the Purchaser before making any calibration tests so that the Purchaser may have a representative present. Purchaser shall have the right at any and all reasonable times to check and inspect charts and other records or measurements applicable to such instruments.

        5.3 Measurement of Propane/Propylene. The measurement of Propane/Propylene delivered hereunder shall be performed at the expense of Vendor and shall be computed in conformance with standard industry practices. If the Purchaser shall have reason to question the accuracy of any gauge, device or data used in measuring or computing either the volume or the composition of the Propane/Propylene delivered hereunder at any time, Purchaser shall so notify Vendor in writing. Within a reasonable time thereafter, such gauge, device or data shall be tested in the presence of both parties, and if such test shall reveal an inaccuracy of two percent (2)% or greater, the quantity shall be recalculated and corrected for the period beginning fifteen
(15) days immediately prior to the date of said notice (or beginning on the date such inaccuracy commenced, if ascertainable). If the gauge, device or data are found to be accurate within manufacturer's meter accuracy, not to exceed two percent (2%), then Purchaser shall bear the expense of tests made at its request; otherwise, Vendor shall be responsible for the costs of such tests.

        6. Taxes. All sales, utility, or other tax, excise or assessment upon or measured by Propane/Propylene sold or delivered to Purchaser hereunder, now in existence or authorized in the future for collection by any governmental agency or duly constituted authority, shall be paid entirely by Purchaser. Should Vendor be required at any time to pay said sales or other tax, excise on assessment on behalf of the Purchaser, Vendor shall notify Purchaser in writing, stating the amount thereof, and Purchaser shall reimburse Vendor said amount within fifteen (15) days from date of invoice. Invoices that are not paid on or





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before the due date shall bear interest at the rate of 1 1/2% per month.

        7. Permits, Rules and Regulations. The parties shall comply with all laws, rules and regulations, whether federal, state or local, which are now or which may in the future become applicable to the processing, sale, delivery and use of the Propane/Propylene.

        8.  Laws and Force Majeure.

        8.1 Laws and force Majeure. The provision of this Agreement shall be subject to all valid and applicable federal, state, county, municipal and other governmental laws, executive order, ordinances, rules, regulations and acts, and neither party shall be held liable for damages for failure to comply herewith, if compliance is prevented by, or the failure is the result of, any such law, order, ordinance, rule, regulation or act, or due to Force Majeure.

        8.2 Effect on Operations. If either party's operations are at any time prevented or affected by any of the causes referred to in Paragraph 8.1, the performance of its operations to the extent so prevented or affected shall be excused without liability thereunder, and this Agreement shall continue in full force and effect until either party is permitted to resume its operations and thereafter for the balance of the Term hereof.

        9.  Default.

        9.1 Default by Vendor. In the event that Purchaser concludes Vendor at any time is failing to perform or observe any of the provisions of this Agreement required to be performed or observed by Vendor, Purchaser shall notify Vendor in writing of the facts relied upon as constituting a breach hereof, and Vendor, if in default, shall have ninety (90) days after receipt of such notice in which to complete or substantially complete compliance with provisions. Purchaser shall have the right to terminate this Agreement upon written notice to Vendor if Vendor fails to complete or substantially complete such compliance efforts within the ninety (90) day period, unless such failure is excused by the provisions of Section 8 hereof.

        9.2 Default by Purchaser. In the event that Vendor concludes Purchaser at any time is failing to perform or observe any of the provisions of Sections 4.2, 6, 7, 10 and 13.1 of this Agreement required to be performed or observed by Purchaser, Vendor shall notify Purchaser in writing of the facts relied upon as constituting a breach hereof, and Purchaser, if in default, shall have ninety (90) days after receipt of such notice in which to complete or substantially complete compliance with such provisions. Vendor shall have the right to terminate this Agreement upon written notice to Purchaser if Purchaser fails to complete or substantially complete such compliance efforts within



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the ninety (90) days period, unless such failure is excused by the provisions of Section 8 hereof.

        10. Indemnification. Purchaser shall defend, indemnify and hold Vendor harmless from and against any and all claims, demands, actions, proceedings, liability or losses, of whatsoever nature (including reasonable attorney's fees) for injury or death to person(s) or for damage or loss to property arising out of or caused by any act or omission by Purchaser or its agents or representatives unless and to the extent such injury, damage or loss is caused by the willful misconduct or negligence of Vendor. Vendor shall defend, indemnify and hold Purchaser harmless from and against any and all claims, demands, actions, proceedings, liability or losses, of whatsover nature (including reasonable attorney's fees) for injury or death to person(s) or for damage or loss to property arising out of or caused by an act or omission by Vendor or its agents or representatives unless and to the extent that such injury, damage or loss is caused by the willful misconduct or negligence of Purchaser.

        11. Assignment. Neither party hereto shall assign this Agreement in whole or in part without first obtaining the consent, in writing, of the other party, which consent shall not be unreasonably withheld, provided, however, that Purchaser shall have the right to assign this Agreement without the consent of Vendor to an affiliated or associated company, which assignment shall not, however, release Purchaser from its obligations and liabilities hereunder.

        12. Notices. any notice to be given under this Agreement shall be in writing and shall be deemed to have been properly given and received (i) when delivered in person to the authorized representative of the party to whom the notice is addressed, or (ii) on the date received as indicated on the return receipt when sent by prepaid certified or registered mail, return receipt requested, to the party to be notified at its address, as follows:


              To Vendor:        Clark Oil & Refining Corporation
                                7930 Clayton Road
                                St. Louis, Missouri  63117
                                Attention:   John W. Samsel

              To Purchaser:     BTL, Inc.
                                3385 Harvester road
                                Burlington, Ontario L7N 3N2
                                Attention:  David J.Greenway

Either party may change such representative or address by giving written notice of said change to the other party.





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        13.    General Provisions.

        13.1 Attorney's Fees. In the event either party brings an action to enforce the terms and conditions of this Agreement or to declare its rights hereunder, the prevailing party in such action, on trial or appeal, shall be entitled to its reasonable attorney's fees, to be paid by the other party.


        13.2 Successors. subject to Section 11 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.


        13.3 Express Obligations. All obligations of Vendor and Purchaser under this Agreement are expressly stated, and no other obligations of covenants are to be implied hereunder.


        13.4 Entire Contract. This Agreement is intended by the parties to constitute a complete and exclusive expression of their contract with respect to the subject matter hereof.


        13.5 Modifications. This Agreement shall not be changed or modified except by a subsequent agreement in writing signed by both parties.


        13.6 Waiver. The waiver by either party of a failure on the part of the other party to perform in accordance with any of the terms and conditions of this Agreement shall not be construed as a waiver of any future or continuing failure, whether similar or dissimilar thereto.


        13.7 Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Illinois.


        The parties have executed this Agreement this 16th day of September, 1985.




                                  CLARK OIL & REFINING CORPORATION

                                     /s/
                                  By:-----------------------------

                                  B.T.L. OF ILLINOIS, INC.

                                     /S/
                                  By:-----------------------------

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                [CLARK OIL & REFINING CORPORATION LETTERHEAD]






                                                        September 20, 1990




Mr. Wilfred J. Kimball
President
BTL Specialty Resins Corp.
3365 Harvester Road
Burlington, Ontario Canada  L7N3N2

Dear Wilf:

        Attached is an executed copy of a letter agreement modifying our Propane/Propylene agreement dated September 16, 1985.

                                              Yours Truly,



                                             /S/ Richard P. Nelson
                                             ---------------------
                                             Richard P. Nelson



Enclosure



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                   [BLT SPECIALTY RESINS CORP.  LETTERHEAD]



                                                    September 14, 1990





Clark Oil & Refining Corporation
8182 Maryland Avenue
St. Louis, Missouri 63105

Attn:  Mr. Richard P. Nelson
       Vice President, Refining Operations

Dear Sirs:

     Re:  Propane/Propylene Agreement (the "Agreement") dated
           September 16, 1985 between Clark Oil & Refining
           Corporation and BTL Specialty Resins Corp.
           (successor in interest to BTL of Illinois, Inc.)


     We are writing to confirm our agreement that Section 2.1 of the Agreement shall be deleted and replaced with the following:

     2.1 Quantities. For the full term of this Agreement (as defined in Paragraph 3 hereof), Vendor shall sell and deliver to Purchaser and Purchaser shall buy from Vendor, Propane/Propylene to be used as a feedstock in Purchaser's cumene unit on Purchaser's Property. Notwithstanding the foregoing, nothing herein shall prevent Purchaser from purchasing up to 25% of its annual Propane/Propylene requirements for the cumene unit on the Purchaser's Property from sources other than the Vendor.


     Please evidence your agreement with the foregoing amendment by signing and returning the enclosed copy of this letter to us.


                                              Yours truly,



                                              /s/ Wilfred J. Kimball
                                              ----------------------
                                              Wilfred J. Kimball


Agreed to this 20 day of Sept., 1990.
Clark Oil & Refining Corporation



    /s/ Richard P. Nelson
By: --------------------------